Exhibit 10.98

                           ADVISORY SERVICES AGREEMENT

THIS Agreement ("Agreement"), effective as of September 1, 2007 is entered into by and between Gene Logic Inc. ("GLGC"), with a place of business at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, and Louis Tartaglia, whose address is at 32 Manor House Road, Newton, MA. 02459 ("Adviser").

     In consideration of the representations and agreements contained herein, Adviser and GLGC agree as follows:


     1. Purpose: GLGC is in the business of providing services to the pharmaceutical and biotechnology industries. Such services are provided in part through GLGC's Drug Repositioning Division, which uses its drug indication discovery platform to identify and develop new or expanded uses for small molecule therapeutics. Potential alternative therapeutic uses are then validated through animal studies and may then be further developed and tested with the goal of commercializing such new uses discovered by GLGC. The Drug indication discovery platform may also have other potential uses, such as to expand indications for customers' currently marketed drugs, and prioritize and identify new or confirm known indications for compounds. These activities are collectively referred to herein as GLGC's Drug Repositioning business.

         Adviser was previously the General Manager of GLGC's Drug Repositioning Division and has special expertise in the field of drug repositioning. GLGC wishes to obtain advisory services from Adviser and Adviser is willing to provide services to GLGC. The purpose of this Agreement is to establish the terms upon which such services will be provided.

     2. Services.

              a. Subject to the terms and conditions of this Agreement, GLGC hereby appoints Adviser as a special adviser to its Drug Repositioning business and Adviser hereby accepts such appointment.
              b. Adviser agrees that, during the term of this Agreement and any subsequent extension thereto, he will provide his services as requested by GLGC's Chief Executive Officer ("CEO"), Drs. Thomas Barnes and Stephen Donahue or Bethany Mancilla in their roles as executives in GLGC's Drug Repositioning business or any other executive at GLGC designated by the CEO.
              c. As requested with respect to GLGC's Drug Repositioning business, in conjunction with GLGC's Board of Directors and members of GLGC's senior management team, Adviser will,

                         i.   evaluate strategic alternatives;
                         ii.  recommend strategic policy decisions;
                         iii. critique proposed strategic initiatives;
                         iv. refer GLGC to potential new business opportunities appropriate to the Drug Repositioning business;
                         v. introduce and facilitate new business and financial connections intended to facilitate development of the Drug Repositioning business;
                         vi. participate in any relevant discussions/meetings with GLGC partners or customers;
                         vii. advise on scientific data interpretation and
                              presentation;
                         viii. otherwise advise GLGC with respect to GLGC's Drug
                              Repositioning activities; and
                         ix. provide such other services as may be mutually agreed by the parties


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              d.  The services may be provided by meetings or by telephone,
                  e-mail or other written communication. If requested, Adviser will meet or communicate with GLGC representatives or customers of GLGC at times and places to be mutually agreed.

              e. Adviser shall provide services to GLGC based on the proprietary and/or confidential information provided by GLGC and/or developed by Adviser in the course of providing services hereunder and shall devote such time as reasonably necessary to provide the requested services. Subject to the provisions of Section 10, Adviser agrees to perform the services in a timely and professional manner consistent with industry standards.

     3. Compensation.

              a. In consideration for the services during the term of this Agreement and while this Agreement is in force, Adviser shall receive:

                         i. a retainer at a rate of $25,000 per year payable in arrears in quarterly installments, and
                         ii. payment for specific services at a rate of one-hundred-fifty dollars ($150.00) per hour of Adviser's time devoted to providing services, but not more than $1,200 per day.

                  Adviser shall submit an invoice for his services to GLGC on a monthly basis within thirty days after the end of each month in which services are provided hereunder, showing by date the hours worked, the services provided and the GLGC executive with or for whom the work was performed. GLGC shall pay Adviser for his services within thirty (30) days of receiving each invoice. Adviser will obtain CEO's prior written approval if the hourly rate compensation for services provided in any calendar month are expected to exceed $4,000.00, before providing services that exceed such limit.
              b. Adviser will also be reimbursed for all reasonable and necessary out-of-pocket expenses (including travel, lodging, and the like), which are incurred at the request of and approved in writing in advance by GLGC, provided any travel expenses comply with GLGC's travel policy, a copy of which is available upon request.

     4. Confidentiality. In view of GLGC's proprietary rights and interests concerning its facilities and technology, Adviser agrees that during the term of this Agreement and any subsequent extension(s) thereto and for a period of five (5) years thereafter, Adviser agrees to keep strictly confidential and not use for his own benefit or for the benefit of any third party any information which he may acquire relating to GLGC's business, whether such information is disclosed or made known by GLGC to Adviser or is generated by Adviser in the course of performing the services hereunder. By way of illustration and not limitation, such shall include all information, communicated by any means, relating to the business of GLGC that is not available to the general public, including its technical and business information, assets, inventions, know-how, research programs, biological materials, processes, drug compound hypotheses, designs, trade secrets, contracts, improvements, discoveries, databases, software programs, development tools, budgets and unpublished financial information, licenses, and other data, both technical and non-technical, prospects, protocols, and other information associated with this Agreement and the methods by which GLGC uses its indication seeking technologies.

         Adviser shall not disclose such information to any third party or use such information for any purpose, except as provided herein, without the prior written approval of GLGC. Adviser shall have no obligation with respect to any portion of such information which:


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              a.  is or later becomes generally available to the public by use publication or the like, through no fault of Adviser;
              b.  is obtained from a third party who had the legal right to disclose the same to Adviser and who is not under an
                  obligation of confidentiality to GLGC; or
              c. Adviser already possesses, as evidenced by written records, predating receipt thereof from GLGC provided that this exception shall not apply to any information received or developed by Adviser during his prior employment by GLGC or by Millennium Pharmaceuticals, Inc and its affiliates to the extent that such information subsequently became the property of GLGC and was confidential at the time it became the property of GLGC.

         Specific information disclosed to Adviser by GLGC shall not be deemed to be available to the public or in prior possession of Adviser merely because such specific information is embraced by more general information available to the public or in prior possession of Adviser.

         Adviser also acknowledges that the confidential information to which he may have access as a result of the relationship with GLGC described herein may constitute material non-public information and that he may not trade in the securities of GLGC or assist others to do so on the basis of such material non-public information and that he may not disclose such information to third parties who might trade on such information.

     5. New Developments. Adviser agrees that any information, including but not limited to discoveries, inventions, innovations, suggestions, know-how, ideas and reports made by Adviser which either results from information disclosed by GLGC, or is developed as a result of Adviser's services under this Agreement ("New Developments"), shall become the sole property of GLGC without further compensation to Adviser and shall be promptly disclosed to GLGC. Adviser will treat such new developments as information which is subject to the confidentiality provisions of Paragraph 3 herein. GLGC shall own all right, title and interest in and to all New Developments under this Agreement.

     6. Patent Rights and Licenses. If patentable subject matter results from services provided hereunder, Adviser shall assist GLGC in the preparation and prosecution of appropriate patent applications and shall without further compensation execute appropriate documents acknowledging the assignment of his rights in such subject matter and applications to GLGC. All expenses incidental to the filing and prosecution of any such patent applications shall be borne by GLGC. The disclosure of proprietary information by GLGC to Adviser shall not result in any obligation to grant Adviser any rights in and to said proprietary subject matter.

     7. Third-Party Confidential Information. Adviser agrees that during the term of this Agreement, he will not disclose to GLGC any information that is confidential or proprietary to any third party.

     8. Non-Compete/Non-Solicitation. While this Agreement is in effect and for one year after this Agreement ends, Adviser agrees that he will not assist third parties to develop, market or sell Drug Repositioning services to be offered to pharmaceutical and/or biotechnology companies as a service or as a collaborative arrangement or in any similar relationship that will compete in the marketplace with GLGC's Drug Repositioning business. Adviser further agrees that, during the term of this Agreement and for one (1) year after the date of termination of the Agreement regardless of the reason for termination, Adviser will not induce or solicit any employee of GLGC to leave the employ of GLGC or assist any third party to do so.

     9. Term and Termination. This Agreement shall be effective for a twelve-month period beginning as of September 1, 2007, and may be extended in writing by mutual consent of the parties. However, either party may terminate this Agreement at any time upon sixty (60) days' prior written notice. Any rights or obligations set forth herein which are accrued prior to the termination of this Agreement as well as any sections intended by their nature to survive, including but not limited to Sections 4, 5, 6 and 8, shall survive termination or expiration of this Agreement. Upon termination or expiration of this Agreement, Adviser shall promptly return to GLGC all GLGC documentation, property, data and related information, along with any copies thereof.


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     10. Other Employment. Adviser is a principal with Third Rock Ventures, LLC
         ("Third Rock"), and has and will continue to have substantial duties to Third Rock (including its portfolio companies). Adviser confirms that he has determined that Third Rock will not object to the services to be provided hereunder. Any services requested hereunder shall be scheduled so as not to interfere with Adviser's work at Third Rock (including work with Third Rock's portfolio companies). Adviser and represents that he believes he will be able to perform duties requested hereunder without significant conflict with his duties at Third Rock (or its portfolio companies). If at any time Adviser believes that his obligations under this Agreement could conflict in a material respect with his duties to Third Rock (or its portfolio companies), Adviser agrees to notify GLGC's CEO so that the parties can determine if there is a way to adjust his work under this Agreement so that it is not in conflict with his duties to Third Rock (and its portfolio companies). If such conflict cannot be resolved to the reasonable satisfaction of both parties to this Agreement, then either party may terminate this Agreement by written notice to the other.

     11. Miscellaneous:

              a. Independent Contractor. For the purposes of this Agreement, Adviser shall be an independent contractor without the authority to bind or act as agent for GLGC or its employees for any purpose. All taxes and social security payments due with respect to any compensation paid pursuant to this Agreement shall be the sole responsibility of Adviser.

              b. Assignment. This Agreement is a contract for personal services by Adviser in recognition of his special expertise and experience; the performance of such personal services may not be assigned or delegated.

              c. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland. Adviser hereby expressly consents to the personal jurisdiction of the state and federal courts located in Maryland for any lawsuit filed there against him/her by GLGC arising from or relating to this Agreement

              d. Warranties. The parties warrant and represent that they have the right to enter into this Agreement. Adviser further warrants and represents that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which he may have.

              e. Amendments. No modification to this Agreement shall be effective unless made in writing and duly executed by or on behalf of each party.

              f. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the services to be provided by Adviser hereunder superseding all prior agreements and understandings between the parties (whether written or oral) relating to said subject matter. However, this Agreement does not modify, waive or alter any of the obligations of the parties under prior agreements relating to the previous employment of Adviser by GLGC.


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              g.  Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

               Gene Logic Inc.                         Louis Tartaglia

By:    /s/ Charles L. Dimmler, III            /s/ Louis A. Tartaglia
       ----------------------------------     ----------------------------------
       Charles L. Dimmler, III, President

Date:  September 19, 2007                     Date   September 21, 2007